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EXHIBIT 11

STATEMENT  RE:  COMPUTATION OF EARNINGS (LOSS) PER SHARE
($000's omitted, except for per share data)


                                                              Three Months Ended            Six Months Ended
                                                                   June 30,                      June 30,
                                                              1997         1996             1997          1996
                                                            --------     ---------       ----------     ----------
Average shares outstanding                                    11,251        11,167           11,215         11,169

Net effect of dilutive stock options
  based on the treasury stock method                             132           130              120            -0-
                                                            --------     ---------       ----------     ----------

                               TOTALS                         11,383        11,297           11,335         11,169
                                                            ========     =========       ==========     ==========

                    NET INCOME (LOSS)                       $  5,941     $   4,899       $    9,906     $  (21,015)
                                                            ========     =========       ==========     ==========

           NET INCOME(LOSS) PER SHARE                       $    .52     $     .43       $      .87     $    (1.88)
                                                            ========     =========       ==========     ==========





Note: Fully diluted calculation is not presented because dilution is less than 3%.





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